Exhibit 2.2

         THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this "Agreement") is dated as of September 16, 2001, among Solomon Technologies, Inc., a Maryland corporation ("Solomon"), TCI ACQUISITION CORP., a Maryland corporation and a wholly-owned subsidiary of Solomon (the "Merger Sub"), and Town Creek Industries, Inc., a Maryland corporation ("Town Creek").

                                   WITNESSETH:

         WHEREAS, the respective Boards of Directors of Town Creek and Merger Sub (together, the "Constituent Entities") have each approved the merger of Merger Sub with and into Town Creek (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $0.05 per share, of Town Creek ("Town Creek Common Stock"), other than shares owned by Town Creek or Solomon, will be converted into the right to receive the Merger Consideration (as defined in Section 2.2;

         WHEREAS, the respective Boards of Directors of Town Creek and Solomon have each approved the transactions contemplated by this Agreement;

         WHEREAS, the respective Stockholders of Town Creek and Solomon have each approved the transactions contemplated by this Agreement; and

         WHEREAS, Town Creek and Solomon now desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to implementing the Merger.

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

                                    ARTICLE I
                                   THE MERGER

         SECTION 1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Maryland General Corporation Law (the "MGCL"), Merger Sub shall be merged with and into Town Creek at the Effective Time (as defined in Section 1.3). Following the Effective Time, the separate corporate existence of Merger Sub shall cease and Town Creek shall be the successor or surviving corporation in the Merger (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the MGCL.

         SECTION 1.2 CLOSING. The closing of the Merger (the "Closing") will take place on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI, unless another time or date is agreed to by the parties hereto.

         SECTION 1.3 EFFECTIVE TIME. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall cause the Merger to be consummated by filing articles and certificates of merger or other appropriate documents (in any such case, the "Articles of Merger") executed in accordance with the relevant provisions of the MGCL and shall make all other filings or recordings required under the MGCL. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Maryland State Department of Assessments and Taxation, or at such subsequent date or time as Town Creek and Solomon shall agree and specify in the Articles of Merger (the time the Merger becomes effective is hereinafter referred to as the "Effective Time").

         SECTION 1.4 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the MGCL.


         SECTION 1.5 ARTICLES OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION. At the Effective Time, the Articles of Incorporation and the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and Bylaws of the Surviving Corporation, in each case until thereafter amended in accordance with applicable law.

         SECTION 1.6 STOCKHOLDERS' MEETING.

         Town Creek, acting through its Board of Directors, has, in accordance with applicable law:

                  (a) duly called, given notice of, convened and held a special meeting of its stockholders (the "Town Creek Stockholders Meeting") on September 15, 2001 for the express purpose of considering and taking action upon the approval of the Merger and the adoption of this Agreement, the Merger and the other transactions contemplated hereby;

                  (b) prepared a proxy statement relating to the Merger and this Agreement and used its best efforts to be mailed to its stockholders, provided that no amendment or supplement to the Proxy Statement was made by Town Creek without consultation with Solomon and its counsel and obtain the necessary approvals for the Merger and this Agreement from its stockholders; and

                  (c) Included in the Proxy Statement the recommendation of the Board of Directors that the stockholders of Town Creek approve the Merger, this Agreement and the transactions contemplated hereby, (y) used its best efforts to solicit from stockholders of Town Creek proxies in favor of approval and adoption of this Agreement and the Merger and to taken all other actions necessary or in Solomon 's reasonable judgment advisable to secure such vote and
(z) cooperated with Solomon and Merger Sub with respect to each of the foregoing matters.

                  (d) If at any time prior to the Effective Time any information relating to Solomon or Town Creek, or any of their respective affiliates, officers or directors, should be discovered by Solomon or Town Creek which should be set forth in an amendment or supplement to the Proxy Statement, so that any document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto in writing and an appropriate amendment shall be promptly disseminated to the stockholders of Town Creek.

         SECTION 1.7 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The directors and officers of the Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and the by-laws of the Surviving Corporation.

                                   ARTICLE II

                    EFFECT OF THE MERGER ON THE CAPITAL STOCK
                          OF THE CONSTITUENT ENTITIES;
                            EXCHANGE OF CERTIFICATES

         SECTION 2.1 EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of Solomon, Merger Sub, Town Creek or the holder of any shares of the following securities:

                  (a) CANCELLATION OF TREASURY STOCK AND SOLOMON-OWNED STOCK. Each share of Town Creek Common Stock that as of the Effective Time is owned by Town Creek as treasury stock or is owned by Solomon, or Merger Sub shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

                  (b) CONVERSION OF TOWN CREEK COMMON STOCK. Each share of Town Creek Common Stock issued and outstanding immediately prior to the Effective Time, other than Town Creek Common Stock owned by Solomon or Merger Subsidiary, held in treasury by Town Creek, or owned by an Objecting Stockholder (as defined in Section 2.1(c)) shall be converted in accordance with Section 2.3 into the right to receive the Merger Consideration (as defined in Section 2.2).

                  (c) OBJECTING TOWN CREEK STOCKHOLDERS. Any holder (an "Objecting Stockholder") of Town Creek Common Stock ("Objecting Shares") whose shares were voted against the approval of the Merger at the meeting of Town Creek stockholders at which the Merger was approved, and who, within twenty (20) days after the Effective Time (which time will be set forth in a notice provided to any such stockholder by Solomon and Merger Subsidiary by certified mail, return receipt requested pursuant to Section 3-207(b) of the MGCL), makes a written demand upon Merger Subsidiary for payment for such Objecting Shares, accompanied by a surrender of the certificates for such Objecting Shares, all pursuant to the provisions of Title 3, Subtitle 2 of the MGCL, or any successor statute thereto, shall be entitled to receive from Merger Subsidiary in cash the fair value of such Objecting Shares determined in accordance with the aforesaid provisions of the MGCL, or any successor statute thereto. The amount paid to any Objecting Stockholder shall be debited against the capital accounts of Merger Subsidiary. If any Objecting Stockholder objects to the Merger and demands payment in cash for his Objecting Shares as aforesaid, Solomon shall pay to Merger Subsidiary, as a contribution to its capital, cash at a price per share equal to the price per share paid by Merger Subsidiary to such Objecting Stockholder. Notwithstanding the foregoing, Town Creek represents and warrants to Solomon that no Town Creek stockholder either: (i) voted in opposition to the Merger; or (ii) filed a written objection to the Merger at or before the Town Creek Stockholders' Meeting and that there are consequently no Town Creek Stockholders that constitute "Objecting Stockholders" for purposes of this Agreement.

                  (d) MERGER SUB COMMON STOCK. Each share of common stock, par value $0.01 per share, of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into one
(1) validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

                  (e) SOLOMON EQUITY INTERESTS. At and after the Effective Time, each share of stock or other equity interest of Solomon issued and outstanding immediately prior to the Closing Date shall remain an issued and outstanding equity interest of Solomon and shall not be affected by the Merger.

                  (f) OPTIONS. Notwithstanding the representations and warranties set forth in Section 3.2(c)(i)(C) hereof, any holder of any warrants, calls, options or other right whatsoever to acquire from Town Creek or any third party any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of Town Creek shall be terminated immediately and automatically in full and said holder shall not be entitled to receive in exchange therefor any consideration of any nature, kind and description whatsoever.

                  (g) NO OTHER RIGHTS. No share of Town Creek Common Stock shall be deemed to be outstanding or to have any rights other than those set forth in this Section 2.1 after the Effective Time unless specified by applicable provisions of the MGCL.

         SECTION 2.2. CONSIDERATION.

                  (a) The consideration to be issued to each holder of Town Creek Common Stock in the Merger ("Merger Consideration") will be that number of shares of Solomon common stock, par value $0.05 per share ("Solomon Shares"), which is determined by multiplying the Exchange Ratio (as defined below) by the number of shares of Town Creek Common Stock held by such holder of Town Creek Common Stock on the Closing Date (as defined in Section 1.2). So long as there are no more than 1,074,802 shares of Town Creek Common Stock issued and outstanding as of the Effective Date, the "Exchange Ratio" shall be 0.50 (i.e., one (1) Solomon Share shall be issued for every two (2) shares of Town Creek Common Stock). Alternatively, in the event that there are more than 1,074,802 shares of Town Creek Common Stock issued and outstanding as of the Effective Date, the Exchange Ratio shall be equal to 537,401 divided by the total number of shares of Town Creek Common Stock issued and outstanding as of the Effective Date.

                  (b) No fractional Solomon Shares shall be issued, and, in lieu thereof, Solomon Shares shall be issued only in accordance with Section 2.3.

                  (c) The Merger Consideration shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or other change (other than pursuant to exercises of outstanding options) in the number of Solomon Shares or Town Creek Common Stock outstanding prior to Closing.

         SECTION 2.3  EXCHANGE OF CERTIFICATES.

                  (a) EXCHANGE AGENT. Except as otherwise provided in Section 2.1(c) or by the MGCL, from and after the Effective Time, all Town Creek Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing shares of Town Creek Common Stock shall cease to have any rights with respect thereto, except the right to receive in exchange therefor, upon surrender thereof to an agent designated by Solomon and acceptable to Town Creek which may be Solomon itself (the "Exchange Agent"), Solomon Shares to which such holder is entitled pursuant to Section 2.1. Notwithstanding any other provision of this Agreement, until holders or transferees of certificates theretofore representing shares of Town Creek Common Stock have surrendered them for exchange as provided herein, no dividends or other distributions declared or made after the Effective Time with respect to Solomon Shares with a record date after the Effective Time shall be paid with respect to any Solomon Shares represented by such certificates. Upon surrender of a certificate which immediately prior to the Effective Time represented shares of Town Creek Common Stock, there shall be paid to the holder of such certificate by Solomon without interest, (i) except as provided in (ii), below, the amount of dividends or other distributions (without interest) with a record date after the Effective Time which theretofore became payable with respect to whole Solomon Shares, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole Solomon Shares.

                  (b) NAMES. If any Solomon Shares are to be issued in a name other than that in which the certificate for shares of Town Creek Common Stock surrendered in exchange therefor is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall have paid to Solomon or the Exchange Agent any applicable transfer or other taxes required by reason of such issuance.

                  (c) MAILING; LETTERS OF TRANSMITTAL. As soon as reasonably practicable after the Effective Time, Solomon or the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record as of the Effective Time of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Town Creek Common Stock (the "Town Creek Certificates"), whose shares were converted into the right to receive Solomon Shares (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Town Creek Certificates shall pass, only upon delivery of Town Creek Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of Town Creek Certificates in exchange for Solomon Shares. Upon surrender of a Town Creek Certificate for cancellation to the Exchange Agent, together with a duly executed letter of transmittal, the holder of such Town Creek Certificate shall be entitled to receive in exchange therefor that number of whole Solomon Shares into which the shares of Town Creek Common Stock theretofore represented by Town Creek Certificates so surrendered shall have been converted pursuant to the provisions of Section 2.1, and Town Creek Certificates so surrendered shall be cancelled. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of Town Creek Common Stock for any Solomon Shares or dividends or distributions thereon delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                  (d) SURRENDER OF CERTIFICATES. Promptly following the date which is six (6) months after the Effective Time, Solomon or the Surviving Corporation shall cause the Exchange Agent to deliver to Solomon all certificates, property and other documents in its possession relating to the transactions described in this Agreement. Thereafter, each holder of a Town Creek Certificate may surrender such Town Creek Certificate to Solomon and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor Solomon Shares to which such person is entitled, any dividends or distributions with respect to the Solomon Shares, without any interest thereon. Notwithstanding the foregoing, none of the Exchange Agent, Solomon, Merger Subsidiary, or the Surviving Corporation shall be liable to a holder of Town Creek Common Stock for any Solomon Shares delivered to a public official pursuant to applicable abandoned property, escheat and similar laws.

                  (e) LOST CERTIFICATES. In the event any Town Creek Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Town Creek Certificate to be lost, stolen or destroyed, and the posting of a bond by such person in such amount as Solomon may direct as indemnity against any claim that may be made against it or the Exchange Agent with respect to such Town Creek Certificate, the Exchange Agent, Solomon or the Surviving Corporation, as the case may be, shall issue in exchange for such lost, stolen or destroyed Town Creek Certificate, the proper number of Solomon Shares deliverable in respect thereof determined in accordance with this Section 2.3 and any other dividends or distributions in respect of Solomon Shares with a record date after the Effective Time.

                  (f) NO ISSUANCE OF FRACTIONAL SHARES. No fractional Solomon Shares shall be issued in the Merger and no stock dividend, stock split or interest shall relate to any fractional security, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a security holder. In lieu of any such fractional shares, each holder of Town Creek Common Stock, who would otherwise have been entitled to receive a fractional Solomon Share upon surrender of Town Creek Certificates for exchange pursuant to this Article II equal or greater than one-half (1/2) Solomon Share, shall be entitled to receive therefor one (1) full Solomon Share. Alternatively, each holder of Town Creek Common Stock, who would otherwise have been entitled to receive a fractional Solomon Share upon surrender of Town Creek Certificates pursuant to this Article II as aforesaid of less than one-half (1/2), shall be entitled to receive no share certificate, payment or any other consideration or value whatsoever therefor.

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

         SECTION 3.1 REPRESENTATIONS AND WARRANTIES OF SOLOMON AND MERGER SUB. Solomon and Merger Sub jointly and severally represent and warrant to Town Creek as follows:

                  (a) ORGANIZATION, STANDING AND CORPORATE POWER. Each of Solomon and its subsidiaries (as defined in Section 8.3) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except, as to subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing individually or in the aggregate would not have a material adverse effect on Solomon.

                  (b) AUTHORITY; NONCONTRAVENTION. Each of Solomon and Merger Sub has or will have all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Solomon and Merger Sub, and the consummation by Solomon and Merger Sub of the transactions contemplated hereby have been or will be duly authorized by, all necessary action on the part of Solomon and Merger Sub. This Agreement has been or will be duly executed and delivered by Solomon and Merger Sub and, assuming the due authorization, execution and delivery thereof by Town Creek, constitutes (or will constitute, as the case may be) the legal, valid and binding obligation of Solomon and Merger Sub, enforceable against Solomon and Merger Sub in accordance with its terms.

         SECTION 3.2 REPRESENTATIONS AND WARRANTIES OF TOWN CREEK. Except as expressly disclosed in the Disclosure Schedule delivered by Town Creek to Solomon on the date of the execution of this Agreement (the "Town Creek Disclosure Schedule"), Town Creek and the individual members of the Board of Directors who are signatories to this Agreement represent and warrant to both Solomon and Merger Sub as follows:

                  (a) ORGANIZATION, STANDING AND CORPORATE POWER. Town Creek is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted. Town Creek is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary. Town Creek has delivered to Solomon true, correct and complete copies of the minute books of Town Creek.

                  (b) CAPITAL STRUCTURE. The authorized capital stock of Town Creek consists solely of 2,000,000 shares of Town Creek Common Stock, par value $0.05 per share. As of the date hereof: (i) no more than 1,074,802 shares of Town Creek Common Stock are issued and outstanding as set forth on the Disclosure Schedule; and (ii) no shares of Town Creek Common Stock were held by Town Creek in its treasury. All outstanding shares of capital stock of Town Creek are, and all shares which have been or may be issued pursuant to this

Agreement or otherwise have been, or will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of Town Creek, (B) any securities of Town Creek convertible into or exchangeable or exercisable for shares of capital stock or voting securities of Town Creek, (C) any warrants, calls, options or other right whatsoever to acquire from Town Creek or any third party, and any obligation of Town Creek to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of Town Creek, and (D) any obligation of Town Creek to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Town Creek is not a party to any agreement restricting the purchase or transfer of, relating to the voting of, requiring registration of, or granting any preemptive or antidilutive rights with respect to, any securities of the type referred to in this section. Other than as set forth on the Town Creek Disclosure Schedule, all outstanding shares of capital stock of Town Creek are owned free and clear of all Liens and Town Creek does not directly or indirectly beneficially own any securities or other beneficial ownership interests in any other entity.

                  (c) AUTHORITY; NONCONTRAVENTION. Town Creek has all requisite corporate power and authority to enter into this Agreement and, subject to the Town Creek Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Town Creek and the consummation by Town Creek of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Town Creek, subject, in the case of the Merger, to the Town Creek Stockholder Approval. This Agreement has been duly executed and delivered by Town Creek and, assuming the due authorization, execution and delivery thereof by Solomon, constitutes the legal, valid and binding obligation of Town Creek, enforceable against Town Creek in accordance with its terms. The execution and delivery of this Agreement by Town Creek does not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement do not and will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Town Creek or any restriction on the conduct of Town Creek's, or any of its subsidiaries', business or operations under, (i) the articles of incorporation of Town Creek, as amended (the "Town Creek Articles"), or bylaws or the comparable organizational documents of any of its subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, trust document, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to Town Creek or its properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Town Creek or its properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses, restrictions or Liens that individually or in the aggregate would not (x) have a material adverse effect on Town Creek or (y) reasonably be expected to impair the ability of Town Creek to perform its obligations under this Agreement. No consent, approval, order or authorization of, action by, or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Town Creek in connection with the execution and delivery of this Agreement by Town Creek or the consummation by Town Creek of the transactions contemplated hereby, except for the filing of the Articles of Merger with the Maryland State Department of Assessments and Taxation and appropriate documents with the relevant authorities of other states in which Town Creek is qualified to do business. The Town Creek Disclosure Schedule sets forth a list of all third party consents and approvals required to be obtained by Town Creek in connection with this Agreement under the Contracts prior to the consummation of the transactions contemplated by this Agreement.

                  (d) INFORMATION SUPPLIED. None of the information supplied or to be supplied by Town Creek specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to Town Creek's stockholders or at the time of the Town Creek Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                  (e) COMPLIANCE WITH APPLICABLE LAWS; LITIGATION. Except as specifically disclosed in the Town Creek Disclosure Schedule, Town Creek is in compliance with the terms of the Town Creek Permits and all applicable local, state, federal and foreign laws, rules, regulations, and ordinances (collectively "Applicable Laws") relating to Town Creek or their businesses or properties. As of the date of this Agreement, except as disclosed in the Town Creek Disclosure Schedule, no action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any person, in each case with respect to Town Creek or any of their respective properties, is pending or, to the best knowledge of Town Creek, threatened. Town Creek is not subject to any outstanding order, injunction, judgment or decree.

                  (f) VOTING REQUIREMENTS. The affirmative vote at the Town Creek Stockholders' Meeting (the "Town Creek Stockholder Approval") of the holders of two-thirds (2/3) of all of the outstanding shares of Town Creek Common Stock entitled to vote at a duly convened and held meeting of Town Creek stockholders was the only vote of the holders of any class or series of Town Creek's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger. Such vote was conducted in accordance with the terms and representations set forth in this Agreement.

                  (g) STATE TAKEOVER STATUTES. The Board of Directors of Town Creek has adopted a resolution or resolutions approving this Agreement and the transactions contemplated hereby and such approval constitutes approval of the Merger and the other transactions contemplated hereby by the Town Creek Board of Directors under the provisions of Sections 3-602 and 3-701 et seq. of the MGCL such that Sections 3-602 and 3-701 et seq. of the MGCL do not apply to this Agreement or the transactions contemplated hereby. No state takeover statute other than Sections 3-602 and 3-701 et seq. of the MGCL (which have been rendered inapplicable) is applicable to the Merger or the other transactions contemplated hereby.

                  (h) NO EMPLOYEES OR BENEFIT PLANS. At all times since January 1, 1996, Town Creek has had no employees and sponsors or maintains no "employee welfare benefit plans" or "employee pension benefit plans" (within the meaning of Sections 3(1) or 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). No person will be entitled to any payment (whether styled as severance pay or otherwise) as a result of the transactions contemplated by this Agreement.

                  (i) TAXES.

                           (i) Except as expressly set forth in the Town Creek
Disclosure Schedule Town Creek has filed all federal, state, foreign, local, income, sales and other tax returns and reports required to be filed by it (taking into account applicable extensions) and all such returns and reports are complete and correct in all material respects, or requests for extensions to file such returns or reports have been timely filed, granted and have not expired. Town Creek has paid (or Town Creek has paid or caused to be paid on its behalf) all taxes shown as due on such returns.

                           (ii) No deficiencies for any taxes have been
proposed, asserted or assessed against Town Creek that are not adequately reserved for. Except as expressly provided in the Town Creek Disclosure Schedule, all of the federal income tax returns of Town Creek the common parent have closed by virtue of the applicable statute of limitations.

                           (iii) No federal, state, local or foreign audits,
examinations or other administrative proceedings have been commenced or are pending with regard to any taxes or tax returns of Town Creek. No written notification has been received by Town Creek that such an audit, examination or other proceeding is pending or threatened with respect to any taxes due from or with respect to or attributable to Town Creek or any tax return filed by or with respect to Town Creek. To the best of Town Creek's knowledge, there is no dispute or claim concerning any tax liability of Town Creek either claimed or raised by any United States or foreign taxing authority in writing.

                           (iv) Town Creek is not a party to, is bound by or has
any obligation under any tax
sharing agreement, tax indemnification agreement or similar contract or arrangement. Town Creek is not aware of any potential liability or obligation to any person as a result of, or pursuant to, any such agreement, contract or arrangement. Neither Town Creek nor any of its subsidiaries has any liability for taxes of another person by contract or otherwise.

                  (j) INTELLECTUAL PROPERTY.

                           (i) Town Creek owns or has a valid right to use all
of the trademarks, copyrights, service marks, trade names, and other general intangibles of like nature, together with all applications, registrations and goodwill related to the foregoing (collectively, "Trademarks"); patents; confidential information, know-how, proprietary processes, formulae, algorithms, models, methodologies and other trade secrets (collectively, "Trade Secrets") used in or necessary for the conduct of Town Creek's business as currently conducted, except where the failure to possess such right would not have a material adverse effect on Town Creek's business as currently conducted considered as a whole (all such intellectual property being referred to herein as the "Intellectual Property"). The Town Creek Disclosure Schedule sets forth a complete and correct list as of the date hereof of the Intellectual Property. All of Town Creek's patents, trademarks and copyrights issued by, registered with or filed with the United States Patent and Trademark Office or Register of Copyrights or the corresponding offices or governmental agencies of other countries have been so duly registered, filed in or issued, as the case may be, have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations, and Town Creek is the record owner thereof. There have been no acts or omissions by Town Creek, the result of which would be to compromise the rights of Town Creek to apply for or enforce appropriate legal protection of such Intellectual Property. To the best knowledge of Town Creek, no third party is misappropriating, infringing, diluting, or violating any Intellectual Property owned by Town Creek. The consummation of the transactions contemplated hereby do not and shall not result in the loss or impairment of Town Creek's right to own or use any of the Intellectual Property, and do not and will not require the consent of any governmental authority.

                           (ii) Without limiting the generality of the
foregoing, the only patent issued in connection with Town Creek's so-called Electric Wheel(R) marine propulsion system was awarded by the United States Patent and Trademark Office as patent number 5,067,932 entitled "Dual Input, Infinite Speed Integral Motor and Transmission Device" (the "Electric Wheel Patent"). The Electric Wheel Patent was granted to Jonathan Edwards and expires on November 26, 2008. By assignment dated July 1, 1992, Mr. Edwards assigned the right to the Electric Wheel Patent to Town Creek in exchange for the issuance of shares of Town Creek. In an amendment to the assignment dated September 17, 1992, Mr. Edwards further assigned rights to Town Creek "in and to any patent that may be subsequently issued in the U.S. or elsewhere based on the same disclosure, including any patent that may issue in due course in any country or for any other region from the international patent application No. PCT/US91/08624 filed November 19, 1991 under the Patent Cooperation Treaty". The only license or any other grant of right whatsoever by Town Creek or Mr. Edwards with respect to the Electric Wheel Patent has been to Solomon on March 27, 1995 (marine applications only) and August 18, 1997 (farming and household appliance applications only), as amended and restated on July 15, 1999 to include all applications throughout the world.

                  (k) CONTRACTS. The Town Creek Disclosure Schedule sets forth a complete and correct list as of the date hereof of each and every agreement or other undertaking, written, oral or otherwise, to which Town Creek is a party to or by which it is bound ( a "Contract"). Each Contract constitutes the legal, valid and binding obligation of Town Creek enforceable against Town Creek in accordance with its terms and is in full force and effect, and Town Creek has in all respects performed all obligations required to be performed by them to date under each Contract, except where such noncompliance, individually or in the aggregate, would not have a material adverse effect on Town Creek. Town Creek does not know of, or has not received notice of, any violation or default under (nor, to the best knowledge of Town Creek, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Contract.

                  (l) TRANSACTIONS WITH AFFILIATES. Except as disclosed in the Town Creek Disclosure Schedule, since January 1, 1996, there have been no transactions, agreements, arrangements or understandings between Town Creek and its officer, directors and stockholders.

                  (m) TITLE AND CONDITION OF PROPERTIES. Except as expressly set forth in the Town Creek Disclosure Schedule, Town Creek owns good and marketable title, free and clear of all Liens, to all of its property and assets.

                  (n) NO UNDISCLOSED LIABILITIES OR COMMITMENTS. Except as expressly reflected on the Disclosure Schedule or in connection with liabilities incurred with this Agreement or the transactions contemplated hereby, Town Creek has no liabilities, commitments or any other obligations of any nature, kind and description whatsoever.

                  (o) FULL DISCLOSURE. None of the representations or warranties made by Town Creek herein or in any schedule hereto, including the Town Creek Disclosure Schedule, or any certificate furnished by Town Creek pursuant to this Agreement, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time, to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                   ARTICLE IV
                    COVENANTS RELATING TO CONDUCT OF BUSINESS

         SECTION 4.1  CONDUCT OF BUSINESS.

                  (a) CONDUCT OF BUSINESS BY TOWN CREEK. Except as expressly set forth in the Town Creek Disclosure Schedule, as otherwise expressly contemplated by this Agreement or as consented to by Solomon during the period from the date of this Agreement to the Effective Time, Town Creek shall carry on its businesses in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations. Without limiting the generality of the foregoing (but subject to the above exceptions), during the period from the date of this Agreement to the Effective Time, Town Creek shall not, and shall not permit any of its subsidiaries to:

                           (i) (x) declare, set aside or pay any dividends on,
make any other distributions payable in cash, stock, or property in respect of, or enter into any agreement with respect to the voting of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) purchase, redeem or otherwise acquire any shares of capital stock of Town Creek or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                           (ii) issue, deliver, sell, pledge or otherwise
encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities;

                           (iii) except as contemplated hereby, or as consented
to by Solomon, amend its articles of incorporation, bylaws or other comparable organizational documents;

                           (iv) acquire or agree to acquire by merging or
consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any person, or, except for transactions in the ordinary course of business consistent with past practice make any investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity;

                           (v) sell, lease, license, mortgage or otherwise
encumber or subject to any Lien or otherwise dispose of any of its properties or assets;

                           (vi) take any action that would cause the
representations and warranties set forth herein to be no longer true and correct or that would impair or delay the ability of Town Creek to consummate the Merger in accordance with the terms hereof;

                           (vii) make any loans or advances to any person, incur
any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for the obligations of any person for borrowed money, other than pursuant to a credit facility in effect as of the date hereof (including any replacement facilities), in the ordinary course of business and consistent with past practice;

                           (viii) pay, discharge or satisfy any claims,
liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of Town Creek; or

                           (ix) authorize, or commit or agree to take, any of
the foregoing actions or recommend, propose or announce an intention to do any of the foregoing.

                  (b) OTHER ACTIONS. Except as required by law, Solomon and Town Creek shall not, and shall not permit any of their respective subsidiaries to, voluntarily take any action that would, or that could reasonably be expected to, result in (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, or (iii) any of the conditions to the Merger set forth in
Article VI not being satisfied.

                  (c) ADVICE OF CHANGES. Solomon and Town Creek shall promptly advise the other party orally and in writing to the extent it has knowledge of
(i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it to comply in any material respect with or satisfy in any respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement and (iii) any change or event having, or which, insofar as can reasonably be foreseen, could reasonably be expected to have a material adverse effect on such party or on the truth of such party's representations and warranties or the ability of the conditions set forth in Article VI to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

                  SECTION 4.2 NO SOLICITATION BY TOWN CREEK. Neither Town Creek nor any of its subsidiaries shall (and Town Creek shall not permit its officers, directors, employees, representatives and agents, including, but not limited to, its investment bankers, attorneys and accountants) directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Solomon or its representatives) concerning any proposal or offer to acquire the assets of Town Creek or any capital stock of Town Creek, whether by merger, tender offer, exchange offer, sale of assets or similar transaction involving Town Creek, or any division or operating or principal business unit of Town Creek (an "Acquisition Proposal"), except that nothing contained in this Section 4.2 or any other provision hereof shall prohibit Town Creek or Town Creek's Board of Directors from (i) taking and disclosing to Town Creek's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, or (ii) making such disclosure to Town Creek's stockholders as, in the good faith judgment of the Board, after receiving written advice from legal counsel to Town Creek, is required under applicable law, provided that Town Creek may not, withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend, any Acquisition Proposal, or enter into any agreement with respect to any Acquisition Proposal. Town Creek and its representatives shall immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

         SECTION 5.1 ACCESS TO INFORMATION; CONFIDENTIALITY. Town Creek has and shall afford to Solomon and its officers, employees, accountants, counsel, financing sources, financial advisors and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all properties, books, contracts, commitments, personnel and records .

         SECTION 5.2  BEST EFFORTS.

                  (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement.

                  (b) In connection with and without limiting the foregoing, Solomon and Town Creek has and shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the transactions contemplated hereby and (ii) if any state takeover statute or similar statute or regulation becomes applicable to such agreements or transactions, take all action necessary to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

         SECTION 5.3 PUBLIC ANNOUNCEMENTS. Town Creek and Solomon will consult with each other before issuing, and provide each other with the opportunity to review, comment upon and concur with, and use commercially reasonable best efforts to agree on, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or stock market. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in a form to be mutually agreed to by the parties hereto.

         SECTION 5.4 CONVEYANCE TAXES. Town Creek and Solomon shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

         SECTION 6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                  (a) STOCKHOLDER APPROVAL. The Town Creek stockholder approval referred to in Section 1.6 hereof (the "Town Creek Stockholder Approval ") has not and shall not have been changed, revoked, challenged, qualified or otherwise questioned or modified in any respect whatsoever.

                  (b) NO "OBJECTING STOCKHOLDERS." There is and shall be no Town Creek Stockholder who constitutes an "Objecting Stockholder."

                  (c) GOVERNMENTAL, REGULATORY AND OTHER APPROVALS. (i) Other than the filing of the Articles of Merger provided for under Section 1.3, all consents, approvals and actions of, filings with and notices to any Governmental Entity required of Solomon, Town Creek or any of their subsidiaries to consummate the Merger and the other transactions contemplated hereby (together with the matters contemplated by Section 6.1(b), the "Requisite Regulatory Approvals") shall have been obtained.

                  (d) NO INJUNCTIONS OR RESTRAINTS. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect which is reasonably likely to have a material adverse effect on the consummation of the Merger.

         SECTION 6.2 CONDITIONS TO OBLIGATIONS OF TOWN CREEK. The obligation of Town Creek to effect the Merger is further subject to satisfaction or waiver of the following conditions:

                  (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Solomon set forth herein shall be true and correct in all respects.

                  (b) PERFORMANCE OF OBLIGATIONS OF SOLOMON. Solomon shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

                  (c) CERTIFICATE. Solomon shall have delivered a certificate, dated as of the Closing, to Town Creek executed on its behalf by its Managing Member to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied by Solomon.

         SECTION 6.3 CONDITIONS TO OBLIGATIONS OF SOLOMON. The obligation of Solomon to effect the Merger is further subject to satisfaction or waiver of the following conditions:

                  (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Town Creek set forth herein shall be true and correct in all respects both when made and at and as of the Closing Date, as if made at and as of such time.

                  (b) PERFORMANCE OF OBLIGATIONS OF TOWN CREEK. Town Creek shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

                  (c) MATERIAL ADVERSE CHANGE. Since the date of this agreement there shall not have occurred any changes, events or occurrences that would or would reasonably be expected to result in a material adverse effect on Town Creek taken as a whole.

                  (d) CERTIFICATE. Town Creek shall have delivered a certificate, dated as of the Closing, to Solomon executed on its behalf by its President to the effect that the conditions set forth in Sections 6.3 have been satisfied by Town Creek.

                                   ARTICLE VII
                        TERMINATION, AMENDMENT AND WAIVER

         SECTION 7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time and whether before or after the Town Creek Stockholder Approval:

                  (a) by mutual written consent of Town Creek and Solomon;

                  (b) by either Town Creek or Solomon:

                           (i) if the Merger shall not have been consummated by
June 30, 2003; provided however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

                           (ii) if the Town Creek Stockholder Approval shall
have been changed, revoked, challenged, qualified or otherwise questioned or modified in any respect whatsoever;

                           (iii) if any Restraint having any of the effects set
forth in Section 6.1(d) shall be in effect and shall have become final and nonappealable, or if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(iii) shall have used the best efforts required by Section 5.2(a) to prevent the entry of and to remove such Restraint or to obtain such Requisite Regulatory Approval, as the case may be;

                  (c) by Town Creek (provided that Town Creek is not then in breach of any representation, warranty, covenant or other agreement contained herein), if Solomon shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2(a) or (b), and (B) is incapable of being cured by Solomon or is not cured within thirty (30) days of written notice thereof from Town Creek; or

                  (d) by Solomon (provided that Solomon is not then in breach of any representation, warranty, covenant or other agreement contained herein), if Town Creek shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.3(a) or (b), and (B) is incapable of being cured by Town Creek or is not cured within 30 days of written notice thereof from Solomon.

         SECTION 7.2  EFFECT OF TERMINATION.

                  (a) In the event of termination of this Agreement as provided in Section 7.1 hereof, and subject to the provisions of Section 8.1 hereof, this Agreement shall forthwith become void and there shall be no liability on the part of any of the parties, except (i) as set forth in this Section 7.2 and in Sections 8.1 hereof, and (ii) nothing herein shall relieve any party from liability for fraud, or any willful breach hereof.

         SECTION 7.3 AMENDMENT. Subject to compliance with applicable law, this Agreement may be amended by the parties at any time before or after the Town Creek Stockholder Approval; provided, however, that after any such approval, there may not be, without further approval of the stockholders of Town Creek, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered to the holders of Town

Creek Common Stock hereunder, or which by law otherwise expressly requires the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and duly approved by each of the parties' hereto.

         SECTION 7.4 EXTENSION; WAIVER. At any time prior to the Effective Time, a party may, subject to the proviso of Section 7.3 (and for this purpose treating any waiver referred to below as an amendment), (a) extend the time for the performance of any of the obligations or other acts of the other parties,
(b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any extension or waiver given in compliance with this Section 7.4 or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

         SECTION 8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

         SECTION 8.2 NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a) if to Town Creek: Jonathan Edwards, President 45969 Town Creek Shop Lane California, Maryland 20619

                           with a copy to:

                           Kevin M. O'Connell
                           O'Connell and Company
                           1919 Pennsylvania Avenue, N.W., 3rd Floor
                           Washington, D.C. 20006

                   (b) if to Solomon:

                           David Tether, President
                           P.O. Box 314
                           7375 Benedict Avenue
                           Benedict, Maryland  20612

                           with a copy to:

                           Frank S. Jones, Jr., Esquire
                           Whiteford, Taylor & Preston L.L.P.
                           Seven Saint Paul Street
                           Baltimore, Maryland  21202

         SECTION 8.3 DEFINITIONS. For purposes of this Agreement:

                  (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise; (b) "best knowledge" of any person which is not an individual means the knowledge of such person's directors and executive officers after due inquiry with respect thereto; (c) "material adverse effect" when used in connection with Solomon or Town Creek means any change or effect that is materially adverse to the financial condition, results of operations, business, properties, assets or liabilities of such party and its subsidiaries taken as a whole; (d) "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity; and (e) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) which is owned directly or indirectly by such first person.

         SECTION 8.4 INTERPRETATION. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings used herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

         SECTION 8.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

         SECTION 8.6 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement (including the documents, exhibits, disclosure schedules and the other documents and instruments referred to herein) and the Non-Disclosure Agreement
(a) constitute the entire agreement among the parties hereto, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and (b) are not intended to confer upon any person other than the parties any rights or remedies.

         SECTION 8.7 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

         SECTION 8.8 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, except that the Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Solomon. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

         SECTION 8.9 HEADINGS, ETC. The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 8.10 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall promptly negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

         SECTION 8.11 TRANSFER AND SIMILAR TAXES. Notwithstanding any other provision of this Agreement to the contrary, each of the stockholders of Town Creek shall be solely responsible for the payment of any sales, use, privilege, transfer, documentary, gains, stamp, duties, recording and similar taxes and fees (including any penalties, interest and additions to such fees) incurred in connection with such stockholder's sale of shares of Town Creek Common Stock to the Merger Sub pursuant to this Agreement and for the accurate filing of all necessary tax returns and other documentation with respect to any transfer tax.

         SECTION 8.12 FURTHER ASSURANCES. The parties hereto hereby agree to do such further acts and things, and to execute and deliver such additional conveyances, assignments, agreements and instruments from time to time, as either may at any time reasonably request in order to better assure and confirm unto each party their respective rights, powers and remedies conferred hereunder.

         SECTION 8.13 CERTAIN ACKNOWLEDGEMENTS. Town Creek and its signatory directors acknowledge that legal counsel for Solomon in the Merger, Whiteford, Taylor & Preston L.L.P. ("WTP"), has prepared this Agreement and all of the other documents relating to the Merger and has represented Solomon thereto and not either Town Creek or any of its signatory directors in connection with Merger and related series of transactions of which this Agreement is a part. Town Creek and each of its signatory directors represent that they have carefully read the foregoing Agreement, understands its terms, consulted with an attorney of its choice, and voluntarily executes the same as its own free act with the intent to be legally bound thereby. Consequently, the parties acknowledge that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits, or schedules hereto.

         IN WITNESS WHEREOF, Town Creek, Solomon and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.
                                        SOLOMON TECHNOLOGIES, INC.


                                        By: /s/ DAVID E. TETHER
                                            -------------------
                                            David E. Tether, President


                                        TCI ACQUISITION CORP.


                                        By: /s/ DAVID E. TETHER
                                            -------------------
                                            David E. Tether, President


                                        TOWN CREEK INDUSTRIES, INC.


                                        By: /s/ JONATAHN EDWARDS
                                            --------------------
                                            Jonathan Edwards, President

         IN WITNESS WHEREOF, the undersigned individual members of the Town Creek Board of Directors join in the execution of this Agreement in order to confirm unto Solomon and Merger Sub the accuracy of the representations, warranties and covenants of Town Creek.

                                        TCI DIRECTORS:


                                        /s/ JONATHAN EDWARDS
                                        --------------------
                                        Jonathan Edwards


                                        /s/ DAVID E. TETHER
                                        -------------------
                                        Daniel Burris


                                        /s/ DANIEL PAGE
                                        ---------------
                                        Daniel Page


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
                               DISCLOSURE SCHEDULE


                                    [OMITTED]





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